EXHIBIT (8)(n)(1)

AMENDMENT TO PARTICIPATION

AGREEMENT

AMENDMENT

TO

PARTICIPATION AGREEMENT

Amendment to the Participation Agreement (the “Agreement”) dated as of August 2, 2000 between MONUMENTAL LIFE INSURANCE COMPANY, (“Insurer”) (formerly, PEOPLES BENEFIT LIFE INSURANCE COMPANY), TRANSAMERICA CAPITAL, INC. (replacing AFSG SECURITIES CORPORATION by Amendment and Novation) (“Contracts Distributor”) (together Insurer and Contract Distributor, the “Company”); ALLIANCEBERNSTEIN L.P. (formerly, ALLIANCE CAPITAL MANAGEMENT L.P.), (“Adviser”); and ALLIANCEBERNSTEIN INVESTMENTS, INC. (formerly, ALLIANCEBERNSTEIN INVESTMENT RESEARCH AND MANAGEMENT, INC. and ALLIANCE FUND DISTRIBUTORS, INC.), (“Distributor”).

WHEREAS, the Insurer, Contracts Distributor, Adviser and Distributor have entered into a Participation Agreement dated as of August 2,2000 (the “Agreement”), and

WHEREAS, the Insurer, Contracts Distributor, Adviser and Distributor desire to amend the Agreement as follows:

1. Certain Definitions. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

2. Amendments.

The following shall be added under Section 2. Processing Transactions:

2.5	NSCC.

If transactions in Fund shares are to be settled through the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration Verification (Fund/SERV) system, the following provisions shall apply:

Each party to this Agreement represents that it or one of its affiliates has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system which provide (i) an automated process whereby the shareholder purchases, redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (“Networking”).

For each Fund/SERV transaction, including a transaction establishing accounts with the Fund or its affiliate, the Company shall provide the Fund with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company shall maintain documents required by the

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of May 9, 2008.

MONUMENTAL LIFE INSURANCE COMPANY		ALLIANCEBERNSTEIN L.P.

By:		By:
Name:	Steven R. Shepard	Name:	Marc O. Mayer
Title:	Vice President	Title:	Executive Vice President

TRANSAMERICA CAPITAL, INC.		ALLIANCEBERNSTEIN INVESTMENTS, INC.

By:		By:
Name:	Arthur D. Woods	Name:	Stephen C. Scanlon
Title:	Assistant Vice President	Title:	Managing Director

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